EXHIBIT 99.1
Hydril Updates Third Quarter 2006 Earnings Expectations
Houston, October 4, 2006 / BusinessWire / — Hydril (Nasdaq:HYDL) expects its third quarter 2006 earnings to be in the range of $0.79 — $0.84 per diluted share, which is below previous expectations, due primarily to greater than expected premium connection inventory reductions by U.S. distributors.
In the United States and Canada, Hydril sells premium connections through pipe distributors, who purchase and hold inventory for sale to end-users. While end-user consumption of premium connections in the field has been fairly stable, concerns over natural gas and steel prices have led to inventory de-stocking, with distributors purchasing fewer premium connections than they are selling to end-users. The third quarter decline in distributor inventories of premium connections was greater than we previously expected.
Chris Seaver, Hydril’s President and CEO, stated “Based on what we are seeing in the market today, we expect domestic premium connection revenue to stabilize near the third quarter levels through the end of the year. In the longer term, the fundamental business drivers have not changed, the U.S. deep formation rig count continues to be strong, and we expect revenues to increase when inventories stabilize, which we expect sometime near year-end. The international portion of our premium connection business continues as we expected, and demand continues to increase in our pressure control segment.”
Hydril’s pressure control capital equipment backlog ended the quarter at approximately $289 million, up from $266 million at the end of the second quarter, and up from $61 million at the end of the third quarter of 2005.
Chris Seaver, President and CEO, will present at the IPAA OGIS Investment Symposium on Wednesday, October 4, at 2:15 p.m. PDT (4:15 p.m. CDT; 5:15 p.m. EDT). To listen to the live or replay webcast, access the presentation from www.hydril.com and click on the presentation icon on the home page. The live or replay webcast can also be accessed from http://www.investorcalendar.com/CEPage.asp?ID=109780.
Management will discuss financial results for the company’s third quarter ending September 30, 2006 in a conference call currently scheduled for October 31, 2006.
Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements
This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended June 30, 2006 filed with the Securities and Exchange Commission include but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the risks associated with fixed-price contracts, the loss of distribution or change to distribution methods or inventory practices for premium connections in the U.S. and Canada, competition from steel mills, limitations on the availability of pipe for threading, the impact of imports of tubular goods and of international and domestic trade laws, factors that could cause our results to vary significantly from quarter to quarter, the consolidation of end-users, intense competition in our industry, the risks associated with international operations, the ability to attract and retain skilled labor, and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contact:
Sue Nutt, Manager, Investor Relations &
Corporate Communications
Hydril
(281) 985-3532